EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-102089, 333-102091, 333-64193 and 333-90361 on Form S-8, No. 333-109116 on Form S-3 and No. 333-90597 on Form S-4 of our reports dated July 5, 2006, relating to the consolidated financial statements and financial statement schedule of School Specialty, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of School Specialty, Inc. for the fiscal year ended April 29, 2006.

/s/    DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

July 10, 2006